CONFIRMING STATEMENT

         This Confirming Statement confirms that the undersigned, John P. Sheehan, has authorized and designated each of Linda K. Blake and Nancy B. Geiser as the undersigned's attorney-in-fact (each an "Attorney-in-Fact") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of SigmaTron International, Inc. (Nasdaq: SGMA) (the "Company").

         Such authority of each Attorney-in-Fact shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Attorneys-in-Fact are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date: July 23, 2003
                                                        /s/ John P. Sheehan
                                                        ------------------------
                                                        John P. Sheehan